TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is made between Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), and David P. King (the “Executive”). The Company and the Executive are collectively referred to as the “Parties.”
WHEREAS, the Board of Directors of the Company (the “Board”) approved the Senior Executive Transition Policy (the “Transition Policy”) to support a strong succession planning process, which Transition Policy provides for continued eligibility for vesting, exercisability, payment or termination of restrictions, as the case may be, with respect to long-term incentive awards under certain circumstances, subject to approval by the Compensation Committee of the Board;
WHEREAS, the Board appreciates the Executive’s past and anticipated contributions to the Company;
WHEREAS, effective as of November 1, 2019 (the “CEO Transition Date”), the Executive shall transition from the position of Chairman of the Board, President and Chief Executive Officer (“CEO”) of the Company to the position of Chairman of the Board and a Senior Advisor to the new President and Chief Executive Officer of the Company (the “Successor CEO”);
WHEREAS, the Executive shall continue to serve as the Chairman of the Board until such time as agreed upon by the Board and the Executive and no later than December 31, 2020 (such date, the “Chairman Transition Date”);
WHEREAS, the Executive shall continue to serve as a Senior Advisor to the Successor CEO through at least December 31, 2020;
WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and complying with the terms hereof, the Company shall provide the Executive with the payments and benefits set forth in this Agreement, including providing that the Executive’s long-term incentive awards be subject to the Transition Policy;
WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to the Executive in connection with the transitions described herein and the ending of the Executive’s employment. By entering into this Agreement, the Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement; and
WHEREAS, the terms and conditions described herein are part of a comprehensive agreement, each element of which is consideration for the other elements and is an integral aspect of the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Transition from Employment
(a)Transition Period. The Executive shall remain the Chairman of the Board, President and CEO of the Company through the CEO Transition Date, at which time the Executive shall transition from the position of Chairman of the Board, President and CEO of the Company to the position of Chairman of the Board and Senior Advisor to the Successor CEO. The Executive shall continue to serve as the Chairman of the Board through the Chairman Transition Date. After the Chairman Transition Date, the Executive shall continue to serve as a Senior Advisor to the Successor CEO through at least December 31, 2020 (such period during which the Executive so serves, the “Transition Period”).
(b)Transition Services. During the Transition Period, the Executive shall remain an employee of the Company and shall continue to devote his full business time, attention, skill, and best efforts to the performance of his duties and responsibilities with respect to such positions, as determined by the Board and, as applicable, the Successor CEO, and he shall also cooperate fully in transitioning duties and responsibilities to the Successor CEO as requested by the Board. The Executive agrees to work cooperatively with the Board, the Successor CEO and other members of the Company’s management team during the Transition Period.
2.Compensation and Benefits. Subject to, among other things, the Executive (i) signing, not revoking and complying with the terms of this Agreement, and (ii) after the Transition Period, executing and not revoking the Certificate Updating Release of Claims in the form attached as Exhibit A (the “Certificate”) within the time periods set forth in the Certificate (collectively, the “Conditions”):
(a)Base Salary. For calendar year 2019, the Executive’s base salary shall remain $1,200,000 per year, subject to ordinary course increase in July 2019, and shall be payable in accordance with the Company’s normal payroll practices. For calendar year 2020, the Executive’s base salary shall be reduced to $1,000,000 per year and shall be payable in accordance with the Company’s normal payroll practices. The Executive shall continue to receive his 2020 base salary during the period beginning January 1, 2020 and ending when he ceases serving as Chairman of the Board or as a Senior Advisor to the Successor CEO.
(b)Annual Bonus. For calendar year 2019, the Executive shall continue to be eligible to receive an amount equal to the Management Incentive Bonus (“MIB”) that he would have received under the LabCorp Management Incentive Bonus Plan (the “MIB Plan”) reflective of his full 2019 MIB opportunity and based on actual performance results. The Executive’s 2019 MIB shall be paid at the time that all bonuses are normally paid under the MIB Plan but no later than March 15, 2020. The Executive shall not be eligible to participate in the MIB Plan for calendar year 2020.
(c)Long-Term Incentive Awards. All of the Executive’s long-term incentive awards outstanding as of the date of this Agreement as reflected in the schedule attached hereto as Exhibit B shall be subject to the Transition Policy and shall continue to be eligible for vesting and continue to be or become exercisable, payable or eligible for the termination of restrictions (as the case may be) on the same terms and conditions as if the Executive were to have remained employed by the Company during the original exercise period (or if the Executive dies, as if the Executive had remained so employed through his death). On January 1, 2020, the Executive shall receive an award with a grant date fair value of $6,500,000 and a one-year vesting period (the “2020 Grant”). The 2020 Grant award shall be comprised of restricted stock units which shall be subject to the Transition Policy and shall continue to be eligible for vesting and continue to become payable on the same terms and conditions as if the Executive were to have remained employed by the Company during the one-year vesting period (or if the Executive dies, as if the Executive had remained so employed through his death) regardless of Executive’s employment status with the Company through the one-year vesting period. The Executive understands that his long-term incentive awards and the grant contemplated by this Section 2(c) are and shall be governed by the terms and conditions of the Company’s 2016 Omnibus Incentive Plan and applicable grant agreements and that, except as contemplated by this Section 2(c), this Agreement does not in any way modify, change, alter or amend the terms and conditions of those awards.
(d)Perquisites. Throughout 2019 and during the Transition Period, the Executive shall continue to receive and be eligible for the perquisites he currently receives, including an annual personal travel allowance of $150,000 for use of the Company’s aircraft (calculated in the identical fashion as it was calculated for the Executive in 2018 and 2019), financial planning services, a wellness exam allowance, the use of a specified company vehicle for security reasons and reimbursement of the monthly cost associated with the Executive’s security system at his personal residence. Additionally, the Executive shall be provided, at the Company’s expense, corporate office space and an executive assistant during the period in which he is employed as Chairman of the Board or as a Senior Advisor to the Successor CEO. The corporate office space provided to the Executive shall be his office located at the Perimeter Park building.
(e)Retirement Plans and Group Health and Welfare Plans. The Executive shall continue to be eligible for such benefits under the Company’s existing qualified and nonqualified retirement plans, including the 401(k) Plan, the Cash Balance Retirement Plan, the Amended and Restated New Pension Equalization Plan, and the Deferred Compensation Plan, and under the Company’s group health and welfare plans, in each case, as amended and as are provided under the circumstances (to the same extent as though he has continued his employment on a full-time basis and taking into account the Executive’s date of separation of employment, currently anticipated to be on or about December 31, 2020) pursuant to the plan documents governing each of such plans. Following the Executive’s separation of employment from the Company, if the Executive timely and properly elects to continue his group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Company shall reimburse the Executive for all of the Executive’s monthly COBRA premiums until the earliest of (a) the date the Executive ceases to be eligible for COBRA coverage, (b) the date on which the Executive becomes eligible to receive group health coverage from another employer, or (c) 12 months following the Executive’s separation of employment from the Company. In the event the Executive becomes eligible to receive coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA continuation coverage, the Executive shall immediately notify the Company in writing. Except as otherwise provided herein or in the terms of any documents governing any of the Company’s existing qualified and nonqualified retirement plans and group health and welfare plans maintained by the Company, the Executive shall cease to be a participant in and shall no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the separation of the Executive’s employment.
(f)Directors and Officers Liability Insurance. During the Transition Period, the Company shall maintain director and officer liability insurance covering the Executive on terms that are no less favorable than the coverage provided to other senior executives, officers or directors of the Company, as such coverage may be in effect from time to time. The Executive will be provided continued tail coverage following the termination of his employment with the Company on terms no less beneficial than those offered to other executives of the Company.
3.Resignations; Board Service. Effective as of the Chairman Transition Date, the Executive hereby resigns as an officer of the Company, as well as from any other officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company. The Executive agrees to execute any documents reasonably requested by the Company or any controlled entities in order to effectuate such resignations. Unless the Executive sooner resigns as a member of the Board and subject to Board dismissal procedures, the Executive shall continue to serve as Chairman of the Board through the Chairman Transition Date.
4.No Other Benefits. The Executive is not entitled to any other compensation or benefits (including, without limitation, under the Amended and Restated Master Senior Executive Severance Plan or the Master Senior Executive Change-in-Control Severance Plan), other than the compensation and benefits described herein. Effective as of the date hereof, the Executive is no longer a participant in, nor is the Executive eligible to receive benefits under, (a) the Amended and Restated Master Senior Executive Severance Plan and (b) the Master Senior Executive Change-in-Control Severance Plan.
5.General Mutual Release.
(a)The Executive, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which the Executive has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement (the claims released in this Agreement are collectively referred to as the “Released Claims”). The Released Claims include, but are not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Equal Pay Act, 29 U.S.C. §206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq.; 42 U.S.C. §1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses or long-term incentive awards, in each case, except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.
(b)The Executive represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. If such an action or charge has been filed by the Executive or on the Executive’s behalf, he shall use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void.
(c)The Executive further agrees that he shall not institute any lawsuits, either individually or as a class representative or member, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company, from the beginning of time to the date of execution of this Agreement. The Executive knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the North Carolina Department of Labor, the United States Department of Labor, or the Equal Employment Opportunity Commission. However, this release does not affect Executive’s right to receive an award for information provided to the Securities and Exchange Commission.
(d)The Executive is hereby advised that: (i) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (ii) he has had twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iii) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company.
(e)Notwithstanding the provisions of Section 5(a), said release does not apply to any and all statutory or other claims (i) that are prohibited from waiver by Federal, State or local law, (ii) for enforcement of any covenant under this Agreement, (iii)  for unemployment insurance benefits, (iv) for workers’ compensation benefits, (v) for vested rights in any retirement plan or pursuant to COBRA, or (vi) for indemnification under applicable statutory or common law or any insurance, charter, or bylaws of the Company or any of its affiliates, it being understood and agreed that this Agreement does not create or expand upon any such rights, (if any) to indemnification.
(f)The Parties agree that the Company has no prior legal obligation to provide the 2020 Grant described in Section 2(c) and that it has been exchanged for the promises of the Executive stated in this Agreement. It is specifically understood and agreed that the 2020 Grant is good and adequate consideration to support the Conditions and the restrictions contained herein, and that the 2020 Grant set forth in Section 2(c) is of value in addition to anything to which the Executive already was entitled prior to the execution of this Agreement.
(g)In consideration of the benefits provided to the Company under this Agreement, the Company, on behalf of itself and all of its predecessors, successors, transferees, assignors, and assigns, and anyone claiming by, through, or on behalf of them, hereby fully and completely releases, acquits and forever discharges the Executive, his heirs, executors and assigns, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever which the Company has had, now has, or may have against the Executive which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement; provided, however, that nothing contained in this Agreement shall limit the Company’s or the Board’s authority to enforce the Company’s Incentive Compensation Recoupment Policy in accordance with its terms.

6.	Confidentiality.
(a)The Parties acknowledge that during the course of the Executive’s employment with the Company, he was and shall be given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The Parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.
(b)The Executive agrees that following this Agreement, the Executive shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict the Executive’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict the Executive from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of the Executive’s breach of this section of this Agreement.
(c)The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to the persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the company.
(d)The Executive acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of value to the Company, and upon the termination of Executive’s employment with the Company (or as soon thereafter as is reasonably practicable), the Executive shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in the Executive’s possession or under the Executive’s personal control except that Executive may retain the equipment and property described in Section 8 below.
(e)Notwithstanding the restrictions set forth in this Section 6, the Executive may disclose information protected under this Section 6 if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement, (iv) made to the Securities and Exchange Commission regarding securities law issues or (v) necessary to refute derogatory or defamatory statements made by the Releasees about Executive. The Executive further agrees that he shall notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this Section 6.

7.	Non-Solicitation/Non-Compete.
(a)For a period of twenty-four (24) months following the separation of the Executive’s employment for any reason (the “Restriction Period”), the Executive shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Company in any geographic market in which the Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to the Executive’s current duties and responsibilities as CEO or his duties and responsibilities as Chairman of the Board and a Senior Advisor to the Successor CEO and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. For purposes of this Section 7(a), the term “Restricted Territory” means the United States and all foreign countries in which the Company through its business segments Covance drug development and LabCorp diagnostics conducted business during the two-year period prior to the termination of the Executive’s employment with the Company. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the Parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Section 7(a).
(b)For a period of twenty-four (24) months following the separation of the Executive’s employment for any reason, the Executive shall not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the products and services provided by the Company through its business segments Covance drug development and LabCorp diagnostics; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which the Executive had contact or about whom the Executive received Confidential Information as part of his duties and responsibilities while employed with the Company within a period of 24 calendar months prior to the termination of Executive’s employment with the Company. The Parties agree and affirm that their intention with respect to Section 7(b) of this Agreement is that the Executive’s activities be limited only for a twenty-four (24) month period after the termination of Executive’s employment for any reason. The provision calling for a “look back” of 24 calendar months prior to the date of the Executive’s termination of employment is intended solely as a means of identifying the clients to which such restrictions apply and is not intended to nor shall it, under any circumstances, be construed to define the length or term of any such restriction.
(c)For a period of twenty-four (24) months following the separation of the Executive’s employment for any reason, the Executive shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company to work for or provide services to the Executive and/or any other person or entity. The Parties agree the restriction in this Section 7(c) shall not apply to JoAnne Grimes in the event she ceases to serve as Executive Assistant to the Successor CEO.
(d)The Executive acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive the Executive of his livelihood or to unduly restrict the Executive’s opportunity to earn a living after separation of the Executive’s employment with the Company. The Executive further acknowledges and agrees that if any restrictions set forth in this Section are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable. Notwithstanding this Section 7, subject to the prior written consent of the Board (which shall not be withheld unless the Board has a reasonable good faith belief that the Executive’s service on such Board of Directors shall materially harm the Company), the Executive shall be permitted to serve on the Board of Directors of any company, organization, or entity that does not compete in a material fashion with the Company.
(e)The Executive acknowledges and agrees that because the violation, breach, or threatened breach of this Section 7 would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (i) temporary and permanent injunctive and other equitable relief restraining the Executive from activities constituting a violation, breach or threatened breach of this Section 7 to the fullest extent allowed by law; (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (iii) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach.
8.Return of Property. On or before the end of the Transition Period (and upon earlier request by the Company), the Executive shall return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property in the Executive’s possession or control, except that the Executive may keep possession, custody and control of his then-currently issued Company laptop, iPad, printers, modems, cellphone, and associated accessories provided that the Company has had an opportunity to remove all Confidential Information therefrom.
9.Communications Regarding Transition. The Executive and the Company agree to collaboratively draft statements describing the Executive’s transitions from President and CEO to the position of Chairman of the Board, from Chairman of the Board to the position of Senior Advisor, and from Senior Advisor to an eventual separation of employment from the Company. The Executive and the Company agree, and the Company agrees to instruct its Section 16 officers and directors, to respond to any questions regarding the Executive’s transitions with nothing more than the agreed upon statement or words to the same effect.
10.Non-Disparagement. To the fullest extent permitted by law, the Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates, or its respective officers, directors, employees or products that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (a) a lowered opinion of the Company or any affiliate, including a lowered opinion of any products manufactured, sold, or used by, or any services offered by the Company or any affiliate; and/or (b) a lowered opinion of the creditworthiness or business prospects of the Company or any affiliate. To the fullest extent permitted by law, the Company agrees (i) to instruct its Section 16 officers and directors not to publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Executive and (ii) not to disparage or criticize the Executive in authorized corporate communications.
11.Standstill. The Executive agrees that for a period of three years following the Executive’s separation of employment, neither the Executive nor anyone acting on his behalf, shall, directly or indirectly, (a) attempt to facilitate (i) the acquisition of securities, assets or indebtedness of the Company or any of its affiliates, (ii) any tender offer or business combination involving the Company, its affiliates or any of their respective assets, (iii) any recapitalization, restructuring or other extraordinary transaction with respect to the Company or its affiliates, or (iv) any solicitation of proxies or consents to vote any securities of the Company or its affiliates; (b) form or participate in any group with respect to the Company’s securities or act in concert with any person in respect of the Company’s securities; (c) otherwise act, alone or in concert with others, to seek control over the management, Board or policies of the Company or seek a position on the Board; (d) enter into any discussions or arrangements with any third party regarding any of the above; or (e) request that the Company amend or waive any of the above restrictions. Notwithstanding the foregoing, the Company hereby agrees that this provision shall not apply to the following: (1) the Executive’s acquisition of any security, asset, or indebtedness of the Company pursuant to the terms of his employment, the Company’s benefit plans or this Agreement; (2) the purchase, sale or transfer in the ordinary course by the Executive or anyone acting on his behalf after the date of the Executive’s separation of employment (and not pursuant to this Agreement or the Company’s benefit plans) of voting securities of the Company so long as, immediately after any such purchase, sale or transfer, the Executive and everyone acting on his behalf do not collectively beneficially own more than one percent of any outstanding class of voting securities or securities convertible into voting securities of the Company; provided that, for the avoidance of doubt, any such securities or securities convertible into voting securities of the Company which are beneficially owned by any applicable non-affiliated third-parties described in clause (4) below shall not be taken into account with respect to determining the one percent cap; (3) the exercise by the Executive or anyone acting on his behalf of any voting rights available to the Executive or anyone acting on his behalf that are also available to Company stockholders generally pursuant to any transaction described above, provided that the Executive or anyone acting on his behalf has not then either directly, indirectly, or as a member of a group, made, effected, initiated, solicited proxies on behalf of, or caused such transaction to occur or otherwise violated these provisions; and (4) any actions or transactions taken by a non-affiliated third-party with respect to the following that are maintained by such non-affiliated third party: mutual funds, private equity funds, index funds, RTFs, and similar passive investments for which the Executive has invested in; provided that the Executive has not then either directly, indirectly, or as a member of a group made, effected, initiated or caused such action or transaction to occur, or any actions taken by the Executive or anyone acting on his behalf to invest in, sell or transfer such passive investments maintained by such non-affiliated third-parties.
12.Duty to Cooperate. The Executive agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. The Company shall reimburse the Executive at a fair and reasonable rate for services provided by the Executive to the Company in connection with services provided under this provision and for all reasonable expenses incurred by the Executive in connection with services provided under this provision.
13. 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of his separation from employment would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service or (ii) the Executive’s death.

(b)The Parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by any Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any Party.
14.Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature shall commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney and consultant, that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily entering into this Agreement.
15.Attorney and Consultant Fees. Within thirty (30) calendar days of the execution of this Agreement, the Company shall reimburse the Executive for his attorneys’ and consultants’ fees associated with the negotiation of this Agreement in a check made payable to King & Spalding, LLC and The Cheeley Consulting Group, respectively, up to a maximum amount of $70,000 in the aggregate.
16.Effective Date. To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement. This Agreement shall be effective as of June 30, 2019 (the “Effective Date”).
17.Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of the Agreement, other than those portions or provisions as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.
18.Entire Agreement. This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties. The Executive agrees that the only consideration for signing this Agreement is the terms stated herein and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein. To be clear and to avoid any doubt, the Parties expressly agree that the confidentiality, non-solicitation, and non-competition provisions of this Agreement shall supersede any other confidentiality, non-solicitation, and non-competition provision executed by the Executive during his employment with the Company, including the confidentiality, non-solicitation, and non-competition provisions contained in any long-term incentive award agreement executed by Executive. The Parties expressly agree that if Executive violates the confidentiality, non-solicitation, and non-competition provisions contained herein, the Company shall be entitled to relief as outlined in Section 7(e) of this Agreement and without limiting any of the foregoing, cause an immediate forfeiture of (a) the Executive’s rights to any outstanding long-term incentive awards, and (b) with respect to the period commencing thirty-six (36) months prior to the Executive’s termination of employment with the Company and ending thirty-six (36) months following such termination of Employment (i) a forfeiture of any gain recognized by the Executive upon the sale of any shares of Company stock received as a result of the vesting of any long-term incentive awards, and (ii) a forfeiture of any vested shares of Company stock held by the Executive as a result of the vesting of any long-term incentive awards.
19.Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.
20.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company. Notwithstanding the forgoing, no deductions or withholdings shall be taken from the attorneys’ and consultants’ fees reimbursed by the Company pursuant to Section 15 of this Agreement.
21.Governing Law; Jurisdiction; Interpretation. This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of North Carolina and shall govern to the exclusion of the laws of any other forum. The Parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. The Executive and the Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and the Executive hereby consents and submits to personal jurisdiction in the State of North Carolina. The Executive and the Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. The Executive acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that the Executive waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that the Executive shall be required to travel to defend himself in North Carolina.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.
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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

Laboratory Corporation of America Holdings,
a Delaware corporation

By:	/s/ Sandra van der Vaart
Name:	Sandra van der Vaart
Title:	Senior Vice President, Global General Counsel and Corporate Secretary

Date:	August 6, 2019

EXECUTIVE:

By:	/s/ David P. King
Name:	David P. King

Date:	August 6, 2019

EXHIBIT A
CERTIFICATE UPDATING MUTUAL RELEASE OF CLAIMS
This Certificate Updating Mutual Release of Claims (the “Certificate”) is made between Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), and David P. King (the “Executive”). The Company and the Executive are collectively referred to as the “Parties.” The Parties entered into a Transition Agreement effective as of June 30, 2019 (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement. Pursuant to the Agreement, the Parties are required to execute this Certificate, which updates the mutual release of claims set forth in Section 5 of the Agreement. The Executive understands that he may not sign this Certificate until on or after the end of the Transition Period and that he must return it to the Company within twenty-one (21) days after the end of the Transition Period.
The Parties, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.
2.
In consideration of the benefits contained in the Agreement, the Parties hereby extend the mutual release of claims set forth in Section 5 of the Agreement to any and all claims that arose after the date the Parties signed the Agreement through the date the Parties signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.
The Parties have carefully read and fully understand all of the provisions of this Certificate, knowingly and voluntarily agree to all of the terms set forth in this Certificate, and acknowledge that in entering into this Certificate, they are not relying on any representation, promise or inducement made by the other with the exception of those promises contained in this Certificate and the Agreement. The Parties further acknowledge that they have been advised to discuss all aspects of this Certificate with their attorneys.

4.	The Parties agree that this Certificate is part of the Agreement.
5.
The Executive is hereby advised that: (a) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any such claims that may arise after the date this Certificate is executed; (b) he has had twenty-one (21) days within which to consider the execution of this Certificate, before signing it; and (c) for a period of seven (7) days following the execution of this Certificate, he may revoke this Certificate by delivering written notice (by the close of business on the seventh day) to the Company.

This Certificate shall become effective on the business day immediately following the expiration of the revocation period, provided that Executive does not revoke this Certificate during the revocation period.

[Signature page follows.]

COMPANY:

Laboratory Corporation of America Holdings,
a Delaware corporation

By:	/s/ Sandra van der Vaart
Name:	Sandra van der Vaart
Title:	Senior Vice President, Global General Counsel and Corporate Secretary

Date:	August 6, 2019

EXECUTIVE:

By:	/s/ David P. King
Name:	David P. King

Date:	August 6, 3019

EXHIBIT B

Grant	Grant Date	Exercise Price	Total Award	Total Outstanding	Vesting 2020	Vesting 2021	Vesting 2022
RSU	2/7/2017		12,660	4,220	4,220
RSU	2/12/2018		10,540	7,027	3,513	3,514
RSU	2/12/2019		12,710	12,710	4,236	4,237	4,237

PA	2/7/2017		37,980*	37,980*	37,980*
PA	2/12/2018		31,620*	31,620*		31,620*
PA	2/12/2019		38,130*	38,130*			38,130*

NQSO	2/7/2017	$ 130.60	48,300	16,100	16,100
NQSO	2/12/2018	$ 168.49	41,000	27,334	13,667	13,667
NQSO	2/12/2019	$ 146.59	52,300	52,300	17,433	17,433	17,434

*Based on target.